Exhibit (d)(26)

AMENDMENT TO

AMENDED AND RESTATED SUB-ADVISORY AGREEMENT

PIMCO FUNDS

650 Newport Center Drive

Newport Beach, California 92660

AMENDMENT, dated November 5, 2014, to the Amended and Restated Sub-Advisory Agreement entered into on December 20, 2013 (the “Agreement”), by and between Pacific Investment Management Company LLC (the “Adviser”) and Research Affiliates, LLC (the “Sub-Adviser”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Agreement.

WHEREAS, the Adviser has been retained by PIMCO Funds (the “Trust”) as investment adviser to provide investment advisory services to the series of the Trust, including the series listed on Exhibit A attached to the Agreement and made a part thereof, as such Exhibit A may be amended from time to time (each a “Fund” and collectively, the “Funds”), pursuant to the Investment Advisory Agreement;

WHEREAS, each Fund seeks to achieve its investment objective by investing some portion of its assets in derivatives based on an index developed by the Sub-Adviser, as each index is listed on Exhibit A attached to the Agreement, as may be amended from time to time (each an “Index”);

WHEREAS, the Adviser has retained the Sub-Adviser to assist the Adviser in providing Advisory Services in connection with the Funds;

WHEREAS, the Agreement by its terms may be amended or modified by a writing signed by duly authorized officers of both parties; and

WHEREAS, the Adviser wishes to amend the Agreement to retain the Sub-Adviser to assist the Adviser in providing Advisory Services for two additional series of the Trust, the PIMCO Multi-Strategy Alternative Fund and PIMCO Worldwide Long/Short Fundamental Strategy Fund;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Adviser and the Sub-Adviser as follows:

I. The Adviser hereby appoints the Sub-Adviser to provide Advisory Services, as defined and specified in the Agreement, in connection with the PIMCO Multi-Strategy Alternative Fund and PIMCO Worldwide Long/Short Fundamental Strategy Fund, each a series of the Trust, and the Sub-Adviser hereby accepts such appointment and agrees to render the services set forth in the Agreement, the terms and conditions of which being hereby incorporated herein by reference, as amended by this Amendment. The terms “Fund” and “Funds” as used in the Agreement shall, for purposes of this Amendment, pertain to the PIMCO Multi-Strategy Alternative Fund and PIMCO Worldwide Long/Short Fundamental Strategy Fund, as appropriate.

II. Section 7 of the Agreement is deleted and replaced in its entirety by the following:

7. (a) With respect to all Funds except PIMCO Multi-Strategy Alternative Fund, for the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser and the Sub-Adviser will accept as full compensation therefore a fee computed daily and paid monthly in arrears on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Fund’s Prospectus for determining net asset value per share) of the net assets of each Fund, equal to the lesser of: (i) a fee at the per annum rate set forth in Exhibit A attached hereto, as may be amended from time to time; or (ii) such fee as may from time to time be agreed upon in writing by the Adviser and the Sub-Adviser. If the fee payable to the Sub-Adviser pursuant to this paragraph begins to accrue after the beginning of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating fees, the value of each Fund’s net assets shall be computed in the manner specified in the Fund’s Prospectus and the Trust’s governing instruments for the computation of the value of the Fund’s net assets in connection with the determination of the net asset value of the Fund’s shares. Payment of said compensation shall be the sole responsibility of the Adviser and shall in no way be an obligation of a Fund or of the Trust.

(b) With respect to PIMCO Multi-Strategy Alternative Fund, for the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser and the Sub-Adviser will accept as full compensation therefore a fee computed daily and paid monthly in arrears on the first business day of each month (as determined on each business day at the time set forth in the Fund’s Prospectus for determining net asset value per share), based upon the average daily long only notional value of the Fund’s swap agreements or other derivative instruments that are based on certain indexes developed by the Sub-Adviser (“RAFI® Derivatives”), equal to the lesser of: (i) a fee at the per annum rate set forth in Exhibit A attached hereto, as may be amended from time to time; or (ii) such fee as may from time to time be agreed upon in writing by the Adviser and the Sub-Adviser. If the fee payable to the Sub-Adviser pursuant to this paragraph begins to accrue after the beginning of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating fees, the long only notional value of the Fund’s RAFI® Derivatives (equal to the market value of the long only instrument(s) or long only index(es) underlying each RAFI® Derivative) shall be determined by the Adviser or its delegate, and the parties agree that such determination shall be final and binding for purposes of fees paid pursuant to this Section 7(b). Payment of said compensation shall be the sole responsibility of the Adviser and shall in no way be an obligation of a Fund or of the Trust. For the avoidance of doubt, under no circumstances shall the fee payable to the Sub-Adviser pursuant to this Agreement with respect to the PIMCO Multi-Strategy Alternative Fund exceed the fee payable to the Adviser with respect to the PIMCO Multi-Strategy Alternative Fund pursuant to the Investment Advisory Agreement.

(c) If any investment company, separate account, sub-advised account, other pooled vehicle or other account, which is sponsored or advised by the Adviser and sub-advised by the Sub-Adviser pursuant to an agreement wherein the Sub-Adviser is primarily responsible for the day-to-day management of the portfolio (“PIMCO Managed Account”), including, without limitation, PIMCO All Asset Fund, PIMCO All Asset All Authority Fund, PIMCO All Asset Portfolio and PIMCO All Asset All Authority Portfolio invests in a Fund, the Sub-Adviser shall, subject to applicable law, waive any fee to which it would be entitled under Section 7(a) of this Agreement with respect to any assets of the PIMCO Managed Account invested in a Fund. For the avoidance of doubt, any assets of a PIMCO Managed Account invested in a Fund shall be excluded when the Fund’s net assets are valued for the purpose of calculating fees payable pursuant to the fee schedule set forth in Exhibit A attached hereto, as may be amended from time to time. For the avoidance of doubt, PIMCO Managed Accounts do not include investment companies, separate accounts, sub-advised accounts, other pooled vehicles or other accounts for which the Sub-Adviser is not primarily responsible for the day-to-day management of the account’s portfolio, regardless of whether the Sub-Adviser serves as a sub-adviser with respect to the account. For purposes of clarity, the Sub-Adviser would not be considered to be “responsible for the day-to-day management” if the Sub-Adviser’s services are limited to a component of the overall strategy and the Sub-Advisor does not have primary management responsibilities for the Fund as a whole. An example of services related to a component of the overall strategy would include providing index constituents and weights for proprietary strategies or exposures that are or may be utilized by a Fund.

III. Exhibit A of the Agreement is deleted and replaced in its entirety by Exhibit A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Brent R. Harris
Title:	Managing Director

RESEARCH AFFILIATES, LLC

By:
Robert D. Arnott
Title:	Chairman & Chief Executive Officer

EXHIBIT A

(as of November 5, 2014)

Fund	Index	Fee Rate (Average Daily Net Assets of Fund)	Fund Assets Under Management (Millions)[1]
PIMCO EM Fundamental IndexPLUS® AR Strategy Fund	Enhanced RAFI® Emerging Markets Index	0.12%	All net assets

PIMCO EMG Intl Low Volatility RAFI®-PLUS AR Fund	Research Affiliates Emerging Markets Low Volatility Equity Income Index	0.10%	All net assets

PIMCO Fundamental Advantage Absolute Return Strategy Fund	Enhanced RAFI® US Large Index	0.12%	All net assets

PIMCO Fundamental IndexPLUS® AR Fund	Enhanced RAFI® US Large Index	0.08%	All net assets

PIMCO International Fundamental IndexPLUS® AR Strategy Fund	Enhanced RAFI® International Large Index	0.10%	All net assets

PIMCO Intl Low Volatility RAFI®-PLUS AR Fund	Research Affiliates International Low Volatility Equity Income Index	0.10%	All net assets

PIMCO Small Company Fundamental IndexPLUS® AR Strategy Fund	Enhanced RAFI® US Small Index	0.10%	All net assets

PIMCO Low Volatility RAFI®-PLUS AR Fund	Research Affiliates U.S. Low Volatility Equity Income Index	0.08%	All net assets

PIMCO Worldwide Fundamental Advantage AR Strategy Fund	RAFI® Country Neutral L/S Global Index	0.145%	$0—$250 of net assets
		0.17%	Over $250—$1,000 of net assets
		0.195%	Over $1,000 of net assets

[1]	As calculated pursuant to Section 7 of this Agreement. For the avoidance of doubt, any assets of a PIMCO Managed Account (as defined in the Agreement) invested in the Fund shall be excluded when the Fund’s net assets are valued for the purpose of calculating fees payable pursuant to the rates of compensation set forth herein.

Fund	Index	Fee Rate (Average Daily Net Assets of Fund)	Fund Assets Under Management (Millions)
PIMCO Worldwide Long/Short Fundamental Strategy Fund

Blend of:

Research Affiliates U.S. Low Volatility Equity Income Index (“U.S. Index”)

Research Affiliates International Low Volatility Equity Income Index (“International Index”)

Research Affiliates Emerging Markets Low Volatility Equity Income Index (“Emerging Markets Index”)

The fee will be determined based on the following formula: (40% U.S. Index fee rate (0.08%) + 40% International Index fee rate (0.10%) + 20% Emerging Markets Index fee rate (0.10%)) x 150%.

Based on current Index fee rates (as specified in the table above), the blended fee for the Fund is: 0.138%

All net assets

Fund	Index	Fee Rate (Long Only Notional Value of Fund’s RAFI® Derivatives on Index)
PIMCO Multi-Strategy Alternative Fund	Enhanced RAFI® US Large Index	0.08%
	Research Affiliates U.S. Low Volatility Equity Income Index	0.08%
	Research Affiliates Emerging Markets Low Volatility Equity Income Index	0.10%
	Research Affiliates International Low Volatility Equity Income Index	0.10%
	RAFI® Country Neutral L/S Global Index	0.145%